SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2004

QUINTILES TRANSNATIONAL CORP.
(Exact name of registrant as specified in its charter)

North Carolina	000-23520	56-1714315
(State or other jurisdiction	(Commission File No.)	I.R.S. Employer
of incorporation)		Identification Number

4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411
(Address of principal executive offices)

(919) 998-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On March 9, 2004, Pharma Services Intermediate Holding Corp. (“Intermediate Holding”), a parent company of Quintiles Transnational Corp. (the “Company”) that was organized in connection with the September 25, 2003 transaction in which Pharma Services Holding, Inc. (“Pharma Services”) acquired all of the Company’s issued and outstanding common stock, announced its intent to offer senior discount notes due 2014, with gross proceeds to Intermediate Holding of approximately $125 million. The notes will be unsecured senior obligations of Intermediate Holding, will not be guaranteed and are structurally subordinated in right of payment to all obligations of its subsidiaries, including the Company.

It is anticipated that Intermediate Holding will use the net proceeds of the offering to pay a dividend on its common stock to Pharma Services, its parent company, and Pharma Services will use the net proceeds to repurchase shares of Pharma Services’ preferred stock and to pay accrued and unpaid dividends thereon.

The notes will be sold only in a Rule 144A private offering to qualified institutional buyers and in a Regulation S offering to certain non-U.S. persons in transactions outside the United States. The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States except pursuant to an effective registration statement under the Securities Act or in accordance with an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The information in this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the information in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINTILES TRANSNATIONAL CORP.

	By:	/s/ James L. Bierman

James L. Bierman
Executive Vice President and
Chief Financial Officer

Dated: March 9, 2004

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